EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Maxwell Technologies, Inc. on Form S-3 of our reports, dated March 15, 2005, relating to our audit of the consolidated financial statements and the financial statement schedule, and the effectiveness of internal control over financial reporting (which expressed an unqualified opinion on management’s assessment of the effectiveness of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting because of two material weaknesses relating to the lack of adequate review of the Company’s financial close procedures surrounding accrued expenses, and accounting for stock based compensation), appearing in the Annual Report on Form 10-K of Maxwell Technologies, Inc. for the year ended December 31, 2004. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

San Diego, California

January 12, 2006